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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                  SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                         (Amendment No.      1       )*
                                       --------------



                         STANDARD PRODUCTS COMPANY
      -----------------------------------------------------------
                              (Name of Issuer)

                  Common Stock, par value $1.00 per share
      -----------------------------------------------------------
                      (Title of Class of Securities)

                                 85383610
      -----------------------------------------------------------
                              (CUSIP Number)



Check the following box if a fee is being paid with this statement/ /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                              Page 1 of __pages

   CUSIP No.    85383610                                  13G                             Page   2   of   6   Pages
              ---------------------                                                            -----    -----
---------------------------------------------------------------------------------------------------------------------------------
     1     NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    BAT Industries p.l.c

---------------------------------------------------------------------------------------------------------------------------------
     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                          (a) / /

                                                                                                                      (b) / /

---------------------------------------------------------------------------------------------------------------------------------
     3     SEC USE ONLY




---------------------------------------------------------------------------------------------------------------------------------
     4     CITIZENSHIP OR PLACE OF ORGANIZATION


                    England

---------------------------------------------------------------------------------------------------------------------------------
                             5      SOLE VOTING POWER
        NUMBER OF
          SHARES                            -0-
  BENEFICIALLY OWNED BY
           EACH              -----------------------------------------------------------------------------------------------------
         REPORTING           6      SHARED VOTING POWER
          PERSON
           WITH                             1,136,950
                             ----------------------------------------------------------------------------------------------------

                             7      SOLE DISPOSITIVE POWER

                                            -0-

                             ----------------------------------------------------------------------------------------------------

                             8      SHARED DISPOSITIVE POWER

                                            1,136,950

---------------------------------------------------------------------------------------------------------------------------------
     9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    1,136,950


---------------------------------------------------------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                                          / /

                    N.A.



---------------------------------------------------------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                    6.79%

---------------------------------------------------------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

                    HC
---------------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!





                               Page 2 of __ pages

   CUSIP No.    85383610                                 13G                              Page   3   of   6   Pages
             ----------------------                                                            -----    -----
---------------------------------------------------------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Farmers Group, Inc.

---------------------------------------------------------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                           (a) / /


                                                                                                                      (b) / /

---------------------------------------------------------------------------------------------------------------------------------
    3     SEC USE ONLY




---------------------------------------------------------------------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION


                  Nevada

---------------------------------------------------------------------------------------------------------------------------------
                            5     SOLE VOTING POWER
       NUMBER OF
         SHARES                            -0-
 BENEFICIALLY OWNED BY
          EACH              -----------------------------------------------------------------------------------------------------
        REPORTING           6     SHARED VOTING POWER
         PERSON
          WITH                             1,136,950

                            -----------------------------------------------------------------------------------------------------
                            7     SOLE DISPOSITIVE POWER

                                           -0-

                            -----------------------------------------------------------------------------------------------------
                            8     SHARED DISPOSITIVE POWER

                                           1,136,950

---------------------------------------------------------------------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  1,136,950


---------------------------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                                           / /

                  N.A.



---------------------------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  6.79%


---------------------------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

                  IC
---------------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!





                               Page 3 of __ pages

                                                               Page 4 of 6 Pages




                 Item 4 of the Statement on Schedule 13G, dated February 9, 1995, filed by BAT Industries p.l.c and Farmers Group, Inc., is hereby amended and restated to read in its entirety as follows:


Item 4           Ownership

                 (a)     Amount Beneficially Owned:

                                  1,136,950

                 (b)     Percent of Class:

                                  6.79%

                 (c)     Number of shares as to which person has:

                         (i)      sole voting power:             -0-
                         (ii)     shared voting power:           1,136,950
                         (iii)    sole disposition power:        -0-
                         (iv)     shared disposition power:      1,136,950





                               Page 4 of __ pages

                                                               Page 5 of 6 Pages




                                   SIGNATURES


                 After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                          BAT Industries p.l.c


Dated February 6, 1996                    By: /s/ ANTHONY ROBERT HOLLIMAN
                                             -------------------------------
                                             Name:  Anthony Robert Holliman
                                             Title:  Assistant Corporate
                                                     Secertary





                               Page 5 of __ pages

                                                               Page 6 of 6 Pages




                                   SIGNATURES


                 After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                           FARMERS GROUP, INC.


Dated February 6, 1996                     By: /s/ MARYANN SELTZER
                                              ------------------------------
                                              Name:  Maryann Seltzer
                                              Title:  Corporate Secretary





                               Page 6 of __ pages